EXHIBIT 4.2

(ON CARTER LEDYARD & MILBURN LETTERHEAD)


November 22, 2000



Nuveen Tax-Free Unit Trust, Series 1207
c/o Nuveen Investments,
as Depositor of
Nuveen Tax-Free Unit Trust, Series 1207
333 W. Wacker Drive
Chicago, Illinois 60606
RE:  Nuveen Tax-Free Unit Trust, Series 1207


Dear Sirs:


We hereby consent to the reference to our firm under the caption "Tax Status" in the Registration Statement and related Prospectus of Nuveen Tax-Free Unit Trust, Series 1207 for the registration of units of fractional undivided interest in the Fund in the aggregate principal amount as set forth in the Closing Memorandum dated today's date.


Very truly yours,

CARTER, LEDYARD & MILBURN